NEWS RELEASE
FOR IMMEDIATE RELEASE

October 27, 2016

CAPITOL FEDERAL FINANCIAL, INC.
ANNOUNCES FISCAL YEAR 2016 CASH TRUE-UP DIVIDEND

Topeka, KS - Capitol Federal® Financial, Inc. (NASDAQ: CFFN) (the "Company") announced today that its Board of Directors has declared a cash true-up dividend of $0.29 per share on outstanding CFFN common stock for fiscal year 2016. This dividend will bring cash dividends attributed to fiscal year 2016 earnings to $0.63 per share, representing a $0.05 per share increase over cash dividends attributed to fiscal year 2015 earnings.

The fiscal year 2016 cash true-up dividend is the result of the Board of Directors’ commitment to distribute to stockholders 100% of the earnings of the Company for fiscal year 2016. The amount of the dividend was determined by taking the difference between total earnings for fiscal year 2016 of $83.5 million and total regular quarterly cash dividends paid during fiscal year 2016 of $45.2 million. The $38.3 million difference equates to a dividend of $0.29 per share. The dividend is payable on December 2, 2016 to stockholders of record as of the close of business on November 18, 2016.

For fiscal year 2017, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company’s earnings to its stockholders. The payout is expected to be in the form of regular quarterly cash dividends of $0.085 per share, totaling $0.34 for the year, and a cash true-up dividend equal to fiscal year 2017 earnings in excess of the amount paid as regular quarterly cash dividends during fiscal year 2017. It is anticipated that the fiscal year 2017 cash true-up dividend will be paid in December 2017. Dividend payments depend upon a number of factors including the Company’s financial condition and results of operations, regulatory capital requirements, regulatory limitations on the ability of Capitol Federal Savings Bank (the "Bank") to make capital distributions to the Company, and the amount of cash at the holding company.

Capitol Federal Financial, Inc. is the holding company for the Bank, which operates 47 branch offices in Kansas and Missouri. News and other information about the Company can be found on the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:
Jim Wempe	Kent Townsend
Vice President,	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com